EXHIBIT NO. 99.(h) 7

MASTER 529 ADMINISTRATIVE SERVICES AGREEMENT

Amended and Restated April 1, 2008

MASTER 529 ADMINISTRATIVE SERVICES AGREEMENT

MASTER 529 ADMINISTRATIVE SERVICES AGREEMENT initially dated the 1st day of August 2002, and amended and restated on this 1st day of April 2008, by and among MFS Fund Distributors, Inc., a Delaware corporation (the “Administrator”), and each of the funds (or trusts acting on behalf of their series) identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

WITNESSETH:

WHEREAS, the Administrator intends to serve as a program manager to the MFS 529 Savings Plan Trust (the “Educational Trust”), and develop a qualified tuition program pursuant to Section 529 of the Internal Revenue Code of 1986 (the “Program”) pursuant to a Program Management Agreement between the Administrator and the State of Oregon acting by and through the Oregon Qualified Tuition Savings Board (the “Program Management Agreement”);

WHEREAS, the Funds desire to offer their Class 529A, 529B and 529C shares (the “529 share classes”) as underlying funding options to account owners who participate in the Program;

WHEREAS, the Funds recognize that the administrative services rendered by the Administrator to the Educational Trust pursuant to the Program Management Agreement benefit the Funds;

WHEREAS, in consideration for the Administrator’s rendering these services to which the Funds benefit, the Funds are willing to provide compensation to the Administrator as set forth in this Agreement;

WHEREAS, from time to time, the Funds have the opportunity to offer their 529 share classes to other qualified tuition programs pursuant to Section 529 of the Internal Revenue Code (the “Other Programs”) for which a third party other than the Administrator provides the Administrative Services (the “Other Administrator”);

WHEREAS, the Other Administrator may seek payments from the Administrator in recognition of the rendering of Administrative Services by the Other Administrator to the Other Programs;

WHEREAS, in consideration for making the Funds’ 529 share classes available for purchase through Other Programs, the Funds and the Administrator believe it appropriate for the Funds to pay the Administrative Fee to the Administrator for use by the Administrator in compensating Other Administrators;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. Administrative Services. The Administrator shall render the services specified in the Program Management Agreement, and such other services as reflected in future amendments to that Agreement from time to time (the “Administration Services”). These Administrative Services include recordkeeping, tax reporting and account services for account owners who participate in the Program, which the Funds recognize are services the Funds or their agents would provide if the account owner invested directly in the Funds rather than through the Educational Trust.

2. Maintenance of Books and Records. With respect to the provision of Administrative Services, the Administrator will preserve for each Fund that is registered as a registered investment company with the Securities and Exchange Commission (the “SEC”) all records required to be maintained as prescribed by the rules and regulations of the SEC in the manner and for the time periods prescribed by such rules. The Administrator agrees that all such records shall be the property and under the control of each Fund for which they are maintained and shall be made available, within five business days of any request therefor, to the Fund’s Board of Trustees or auditors during regular business hours at the Administrator’s offices. In the event of termination of this Agreement for any reason, all such records shall be returned, without charge, promptly to the appropriate Fund, free from any claim or retention of rights by the Administrator, except that the Administrator may retain copies of such records.

3. Administrative Fee. (a) In consideration for the rendering of the Administrative Services, each Fund shall pay the Administrator a fee equal on an annual basis up to 0.10% attributable solely to the assets of the Fund’s Class 529A, 529B and 529C shares purchased through the Program as agreed to from time to time between the Funds and the Administrator (the “Administrative Fee”). In no event shall the Administrative Fee be used for the purpose of distributing or marketing fund shares, including but not limited to advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current account holders and the printing and mailing of sales literature. The Administrative Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Administrator on the second to last business day of each calendar month. If this Agreement becomes effective or terminates before the end of any calendar month, the Administrative Fee for the period from the effective date to the end of such calendar month or from the beginning of such calendar month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

(b) In consideration for the rendering of Administration Services by Other Administrators to Other Programs through which the Funds’ 529 share classes are offered, each Fund shall pay the Administrator the Administrative Fee, based on the Funds’ 529 share classes attributable to the Other Programs, which shall be used by the Administrator solely for compensating the Other Administrators for the provision of Administration Services to such Other Programs. The other terms and conditions of this Agreement, to the extent applicable, apply to the Funds and the Administrator in relation to the Administrative Fee arrangement described in this Section 3(b).

(c) The governing board of each Fund will, on an annual basis, review the Adminsitrative Services and the Administrative Fee (including the extent to which such Fee is greater or lesser than the Administrator’s costs in providing such Services) and such other information as such board may reasonably request.

4. Scope of Administrative Services; Regulatory and Business and Industry Practice Developments. The Administrative Services to be furnished by the Administrator include only those services described in the Program Management Agreement. In the event that because of regulatory developments, or new or modified business or industry practices, the Funds require services in addition to the Administrative Services, the Administrator will consider furnishing such additional services, with compensation for such additional services to be agreed upon with respect to each such occasion as it arises.

5. Non-Exclusivity. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

6. Standard of Care. Neither the Administrator, nor any of its directors, officers, stockholders, agents or employees, shall be liable or responsible to any Fund or its shareholders for any error of judgment, mistake of law or any loss arising out of any act or omission in the performance by the Administrator of its duties under this Agreement, except for liability resulting from (a) willful misfeasance, (b) bad faith, (c) in the case of Administration Services that do not involve the provision of legal advice, negligence, and, in the case of Administrative Services that involve the provision of legal advice, gross negligence, in each case on the Administrator’s part or (d) from reckless disregard by the Administrator of its obligations and duties under this Agreement.

7. Term, Termination, Amendment and Assignment. This Agreement shall begin on the date first written above and shall continue indefinitely. The Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by the Board of Trustees which oversees the Funds upon one hundred and twenty (120) days’ written notice to the Administrator. This Agreement may be terminated by the Administrator with respect to any Fund at any time upon sixty (60) days’ written notice to the Fund. This Agreement may be amended at any time by a written agreement executed by each party hereto and may be assigned with respect to any Fund only with the written consent of the Fund and the Administrator.

8.	Miscellaneous.

a. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

c. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d. Joinder of Funds. In the event that additional funds are created from time to time which desire to retain the Administrator to provide them with Administration Services pursuant to this Agreement, the Administrator and the additional fund may jointly amend Schedule A hereto to add the additional fund, and the additional fund shall thereafter be deemed a “Fund” for all purposes of this Agreement. The consent of the other parties to this Agreement shall not be required to amend Schedule A hereto.

e. Scope of Fund’s Obligations. A copy of the Declaration of Trust of each Fund (or trust of which the Fund is a series) organized as a Massachusetts business trust (each a “Trust”), is on file with the Secretary of State of The Commonwealth of Massachusetts. The Administrator acknowledges that the obligations of or arising out of this Agreement are not binding upon any of a Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest thereunder and hereunder. If this Agreement is executed by the Trust on behalf of one or more series of the Trust, the

Administrator further acknowledges that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement. The Administrator also agrees that the obligations of each Fund hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

ON BEHALF OF THE FUNDS LISTED ON EXHIBIT A HERETO

By:	SUSAN S. NEWTON
Susan S. Newton
Assistant Secretary and Assistant Clerk

MFS FUNDS DISTRIBUTOR, INC.

By:	JAMES A. JESSEE
James A. Jessee
President

EXHIBIT A

As of April 1, 2008

FUNDS

Massachusetts Investors Trust

Massachusetts Investors Growth Stock Fund

MFS Series Trust I

MFS Cash Reserve Fund

MFS New Discovery Fund

MFS Research International Fund

MFS Value Fund

MFS Series Trust III

MFS High Income Fund

MFS Series Trust IV

MFS Mid Cap Growth Fund

MFS Series Trust V

MFS International New Discovery Fund

MFS Total Return Fund

MFS Series Trust IX

MFS Limited Maturity Fund

MFS Research Bond Fund

MFS Series Trust X

MFS Aggressive Growth Allocation Fund

MFS Conservative Allocation Fund

MFS Growth Allocation Fund

MFS International Diversification Fund

MFS Moderate Allocation Fund

MFS Series Trust XI

MFS Mid Cap Value Fund